Exhibit 10.3

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

SFX ENTERTAINMENT, INC.,

as Borrower

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Lender

DATE OF AGREEMENT:  December 12, 2013

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ii

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LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

THIS LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of December 12, 2013, by and between SFX ENTERTAINMENT, INC., a corporation duly formed in the State of Delaware, as borrower (“Borrower”) and DEUTSCHE BANK AG, NEW YORK BRANCH, as lender (“Lender”).

RECITALS:

WHEREAS, Borrower has requested that Lender issue a standby letter of credit on Borrower’s behalf in the original face amount of BRL150,000,000;

WHEREAS, Borrower will grant a Lien on the Collateral pursuant to the Security Agreement to secure Borrower’s Obligations hereunder; and

WHEREAS, as a condition to issuing such standby letter of credit on behalf of Borrower, Lender requires that Guarantor execute and deliver the Guaranty to Lender.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Defined Terms.  For the purposes of this Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the Section or recital referred to:

“Affiliate” of any Person means any other Person that, directly or indirectly, Controls or is Controlled by, or is under common Control with, such Person.

“Agreement” means this Letter of Credit Reimbursement Agreement, as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §101, et seq.

“Barclays Debt” means all Indebtedness owed by SFX Intermediate Holdco II, LLC and SFX Intermediate Holdco I, LLC under that certain Credit Agreement dated as of March 15, 2013 with Barclays Bank PLC, UBS Securities LLC and Jefferies Group LLC and any other lenders named thereunder, as the same may be amended, supplemented, renewed, extended, replaced or restated from time to time.

“Borrower” is defined in the first paragraph hereof.

“Brazil” means the Federative Republic of Brazil.

“BRL” means the lawful currency of Brazil.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized to close under applicable Legal Requirements and, if such day relates to any LIBOR Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Capital Lease” means, as to any Person, any lease of any property by that Person as lessee which is accounted for as a capital lease on the balance sheet of that Person under GAAP.

“Change of Control” (a) (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than Permitted Holders, of Equity Interests representing more than thirty percent (30%) of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Borrower, and (ii) the ownership, directly or indirectly, beneficially or of record, by Permitted Holders of Equity Interests in Borrower representing in the aggregate a lesser percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Borrower than such Person or group referred to in the immediately preceding clause (i); (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by a majority of the board of directors of Borrower or Permitted Holders nor (ii) appointed by directors so nominated; (c) the Disposition of, or incurrence of any Liens or other encumbrances on, any of Borrower’s outstanding voting Equity Interests in any of its Subsidiaries; (d) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the assets of Borrower; or (e) any “change in/of control” or any comparable term under, and as defined in any document evidencing Indebtedness of Borrower which gives the holder of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Legal Requirement; (b) any change in any Legal Requirement or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means December 12, 2013.

“Collateral” is defined in Section 2.7(c) hereof.

“Constituent Instruments” means, with respect to any Person, its:  (a) certificate of incorporation and by-laws, if a corporation; (b) certificate of limited partnership and agreement of limited partnership, if a limited partnership; (c) partnership agreement, if general partnership; (d) certificate of formation and operating agreement or comparable agreement, if a limited liability company; or (d) comparable instruments for any other type of entity, including, with respect to a trust, any agreement or instrument creating such trust.

“Control” means (including, with its correlative meanings, “Controlled by”, “Controlled” and “under common Control with”) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time.

“Default Rate” means four percent (4.00%) per annum above the then applicable interest rate.

“Disposition” means (including, with its correlative meaning, “Dispose of”) any sale, lease, assignment, transfer or other disposition of any asset of Borrower.

“Dollars” and the sign “$” means lawful currency of the United States of America.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Event of Default” is defined in Section 7.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Filings” means Borrower’s filings under the Exchange Act made prior to the date hereof.

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder: (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which it conducts business; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located; and (c) any United States federal withholding Tax imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement that the United States has entered into in connection with the implementation of such Sections of the Internal Revenue Code.

“Foreign Lender” means, with respect to Borrower, any Person who, pursuant to Section 8.12 hereof, becomes a lender hereunder and is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of Borrower, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court wheresoever situated having jurisdiction over Borrower or Lender, or any of their respective businesses, operations, assets or properties or the Collateral.

“Guarantor” means Robert F.X. Sillerman and his heirs, administrators, executors, successors and assigns.

“Guaranty” means that certain Springing Unconditional Guaranty dated as of the date hereof executed and delivered by Robert F.X. Sillerman to Lender, as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c)                                  all net obligations of such Person under any Swap Contracts;

(d)                                 all obligations of such Person to pay the deferred purchase price of property purchased or services rendered (other than trade accounts payable in the ordinary course of business) or to fund capital or make an investment in another Person;

(e)                                  all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all obligations of such Person pursuant to revolving credit agreements or similar arrangements (which obligations shall be deemed to equal the maximum aggregate principal amount of loans that may be made thereunder whether currently outstanding or undrawn and available);

(g)                                  all Capital Leases; and

(h)                                 all obligations of such Person in respect of any of the foregoing, and in respect of any guarantees or contingent or similar obligations in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” is defined in Section 8.5 hereof.

“Information” is defined in Section 8.17 hereof.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“IPO” means the initial public offering of the Equity Interests of any of Borrower’s Subsidiaries (or, in each case, any successor thereto) pursuant to a registration statement under the Securities Act.

“Legal Requirement” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, court orders, decrees, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lending Office” means the office of Lender at 345 Park Avenue, 14th Floor, New York, New York 10154, or such other office or offices as Lender may from time to time notify Borrower.

“Letter of Credit” means that certain Irrevocable Standby Letter of Credit in the original face amount of BRL150,000,000 issued by Lender and confirmed by Deutsche Bank S.A.-Banco Alemão naming Borrower, as applicant, and Roberto Medina, as Representative, as beneficiary, a copy of which is attached hereto as Exhibit A.

“Letter of Credit Application” means the application for the issuance of the Letter Credit in form and substance prescribed by Lender and which is in form and substance satisfactory to Lender.

“Letter of Credit Obligations” means all outstanding obligations (including all payments made under or in respect of the Letter of Credit and charges and expenses) incurred by Lender, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance by Lender of the Letter of Credit.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.

“Loan Documents” means this Agreement, the Letter of Credit Application, the Guaranty, the Security Agreement and such other documents, agreements, consents, affidavits or instruments which have been or will be executed in connection with this Agreement or any such other agreement or instrument and any additional documents delivered in connection with this Agreement and the transactions contemplated hereunder, each as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, together with all attachments thereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the Collateral (taken as a whole) or the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Borrower or Guarantor; (b) a material impairment of the ability of Borrower or Guarantor to perform its obligations under any Loan Document, including, without limitation, payment of the Obligations in accordance with the terms hereof; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or Guarantor or any other Person of any Loan Document to which such Person is a party.

“Maturity Date” means the earlier to occur of (i) March 30, 2014 or (ii) the date upon which Lender declares the Obligations due and payable after the occurrence and during the continuance of an Event of Default pursuant to the terms hereof.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Net Cash Proceeds” means, with respect to any sale or issuance of Equity Interests or incurrence of Indebtedness, the aggregate cash proceeds received by Borrower or any Subsidiary in connection therewith, net of (a) brokers’, advisors’ and investment banking fees, (b) taxes paid, accrued or reasonably estimated to be payable and (c) other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket costs, fees and expenses

(including reasonable Attorney Costs), in each case incurred in connection with such transaction; provided, however, “Net Cash Proceeds” shall not include cash proceeds received by any Subsidiary of Borrower (or any portion thereof) from the incurrence of Indebtedness by such Subsidiary which (i) concurrently with the incurrence thereof, are used to refinance the Barclays Debt or (ii) do not exceed, when added to the outstanding principal amount of all other Indebtedness of the Subsidiaries of Borrower (other than the Barclays Debt), $15,000,000.

“Obligations” means all present and future Indebtedness, obligations, and liabilities of Borrower to Lender, and all renewals and extensions thereof, or any part thereof including, without limitation, the Letter of Credit Obligations, or any part thereof, arising pursuant to this Agreement (including, without limitation, the indemnity provisions hereof) or any of the other Loan Documents, and all interest accruing thereon, and Attorney Costs incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of Borrower to Lender evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Patriot Act” means Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. L. No. 107-56 (2001), signed into law on October 26, 2001, as amended.

“Permitted Holders” means Robert F.X. Sillerman and his Affiliates.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, non-profit corporation, limited or general partnership, limited liability company, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Pledged Account” has the meaning given to such term in the Security Agreement.

“Potential Default” means any event, the giving of notice of which or with the lapse of time or both, would become an Event of Default.

“Prime Rate” means the prime lending rate as announced by Lender (or any affiliate of Lender if no such rate is announced by Lender) from time to time as its prime lending rate which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any change in the interest rate resulting from a change in the Prime Rate shall be effective on the effective date of each change in the prime lending rate so announced.

“Related Document” has the meaning given to such term in Section 2.1(e) hereof.

“SEC” means the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Security Agreement” means that certain General Pledge and Security Agreement dated as of the date hereof made by Borrower in favor of Lender, as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Spot Rate” means, on any date, as determined by Lender, the spot selling rate posted by Bloomberg on its website for the sale of BRL for Dollars at approximately 11:00 a.m., New York time, on such date (the “Applicable Quotation Date”); provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by Lender, or, in the event no such service is selected, such spot selling rate shall instead be the rate reasonably determined by Lender as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., New York time, on the Applicable Quotation Date for the purchase of Dollars for delivery two (2) Business Days later.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other Equity Interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions (including, without limitation, puts, calls and covered calls), currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap

Contracts, the pre-settlement funding exposure thereunder from time to time determined by the Lender or any Affiliate of Lender that is the counter-party under such Swap Contract.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Uniform Customs” means, with respect to the Letter of Credit, the International Standby Practices, ISP.

“U.S. Dollar Equivalent” means, at any time, with respect to any amount denominated in BRL, the equivalent amount thereof in Dollars as determined by Lender at such time on the basis of the Spot Rate for the purchase of Dollars with BRL.

Section 1.2                                    Other Definitional Provisions.

(a)                                 All terms defined in this Agreement shall have the above-defined meanings when used in any Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement, unless otherwise defined in such other document.

(b)                                 Defined terms used in the singular shall import the plural and vice versa.

(c)                                  The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(d)                                 Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(e)                                  The term “including” is by way of example and not limitation.

(f)                                   The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3                                    Times of Day.  Unless otherwise specified in the Loan Documents, time references are to time in New York, New York.

Section 1.4                                    Currency.  All calculations shall be in Dollars.

ARTICLE II
LETTER OF CREDIT

Section 2.1                                    Letter of Credit Facility.

(a)                                 On the Closing Date, Lender shall, subject to the terms and conditions hereinafter set forth, issue the Letter of Credit.  The Letter of Credit is being issued to guarantee a payment obligation of Borrower owing to the beneficiary of the Letter of Credit.

(b)                                 On the Closing Date, Borrower shall deliver to Lender the Letter of Credit Application completed and duly executed on behalf of Borrower.  Unless otherwise agreed to by Lender in writing, Lender shall have no obligation to renew, reinstate all or a portion of the amount of the Letter of Credit, extend the expiration date of the Letter of Credit or otherwise alter the initial terms of the Letter of Credit.

(c)                                  The Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(d)                                 Borrower shall be obligated to reimburse Lender for each payment made under or in respect of the Letter of Credit in Dollars.  Upon receipt from the beneficiary of the Letter of Credit of any notice of a drawing under the Letter of Credit, Lender shall notify Borrower of such drawing and the U.S. Dollar Equivalent of the amount of such drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the first Business Day following the date of any payment by Lender under the Letter of Credit, Borrower shall reimburse Lender in an amount equal to the amount of such drawing in Dollars as provided in this Section 2.1(d) together with such other amounts that become due pursuant to this Agreement or other instrument.

(e)                                  The obligations of Borrower to reimburse Lender with respect to any Letter of Credit Obligations shall be absolute, unconditional and irrevocable under any and all circumstances and shall be paid strictly in accordance with this Agreement (except if arising from the gross negligence or willful misconduct on the part of the Lender as determined by final non-appealable judgment of a court of competent jurisdiction) irrespective of:  (i) any lack of validity or enforceability of the Letter of Credit or of any demand, application, reimbursement agreement or other agreement or instrument relating thereto (collectively, the “Related Documents”); (ii) the existence of any claim, setoff, defense or other right that Borrower or any other Person may at any time have against the beneficiary under the Letter of Credit, Lender, any of its correspondents or any other Person; (iii) any improper or erroneous or mistaken payment by Lender under the Letter of Credit, except in the case of Lender’s bad faith or gross (not mere) negligence or willful misconduct; (iv) any supplement or waiver of or any consent to depart from the terms of the Letter of Credit or Related Document; and (v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing.

(f)                                   In the event Lender receives some but not all of the documents against which a drawing under the Letter of Credit may be made and, at Borrower’s request, Lender delivers such documents to Borrower, against trust receipt or otherwise, prior to the presentation of the related draft, Borrower agrees to pay to Lender on demand the amount of any claim made against Lender by reason thereof and authorizes Lender to pay or accept (as the case may be) such draft when it is presented regardless of whether such draft or any document which may accompany it complies with the terms of the Letter of Credit.

(g)                                  Except insofar as instructions may be given to Lender by Borrower in writing expressly to the contrary with regard to, and prior to the opening of, the Letter of Credit, Borrower agrees that Lender and any of its correspondents may:  (i) accept or pay any draft dated on or before the expiration of any time limit expressed in the Letter of Credit, regardless of when drawn and whether or when negotiated, provided that the other required documents are dated on or prior to the expiration date of the Letter of Credit; and (ii) accept documents of any character which comply with the provisions, definitions, interpretations and practices contained in the Uniform Customs or which comply with the laws or regulations in force in, or the customs or usages of, the place of shipment or negotiation.

(h)                                 Neither Lender nor any of its correspondents shall be responsible for: (i) the use which may be made of the Letter of Credit, or any acts or omissions in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) compliance with or circumstances resulting from any laws, customs and regulations which may be effective in countries of negotiation or payment of the Letter of Credit; (iv) any failure of any draft, instrument or demand to bear any reference or adequate reference to the Letter of Credit, any failure of documents to accompany any draft, instrument or demand at negotiation or any failure of any Person to note the amount of any draft, instrument or demand on the reverse of the Letter of Credit or to surrender or take up the Letter of Credit or to send forward documents apart from drafts, in each case as required by the terms of the Letter of Credit, any of which requirements, if contained in the Letter of Credit, may be waived by Lender; (v) any errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, telex, cable, telegraph, wireless or otherwise, whether or not they be in cipher; (vi) any failure of any document to conform to, or be presented under, the Letter of Credit in any instance where Borrower or its agent, upon request, has received documents and/or goods represented thereby; or (vii) any refusal by Lender or any of its correspondents to pay or honor drafts drawn or purportedly drawn under the Letter of Credit because of any applicable law, decree or edict, legal or illegal, of any governmental agency now or hereafter in force, or for any other matter beyond Lender’s control.  Lender shall not be responsible for any act, error, omission, neglect or default under the terms of the Letter of Credit or any Related Documents or otherwise, or for any insolvency or failure in business of any of the correspondents of Lender.  None of the foregoing shall affect, impair, or prevent the vesting of any of Lender’s rights or powers hereunder, or Borrower’s obligations hereunder.  In furtherance of and extension of and not in limitation of the specific provisions hereinabove set forth,  Borrower agrees that any action taken, and any action or omission, by Lender or any of its correspondents, in the absence of bad faith or gross (not mere) negligence or willful misconduct on its part, under or in connection with the Letter of Credit or the related drafts, instruments or demands, documents or goods shall be binding on Borrower and shall not put Lender or any of its correspondents under any resulting liability to Borrower.

(i)                                     In connection with the Letter of Credit, Borrower, hereby appoints Lender, or its designee, as its attorney, with full power and authority (i) to clear and resolve any questions of non-compliance of documents; (ii) to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (iii) to agree to any amendments, renewals, extensions, modifications, changes or cancellation of any of the terms or conditions of any of the applications, the Letter of Credit, drafts or acceptances; all in Lender’s sole name, all without notice to or consent from Borrower.  Neither Lender nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Lender’s or its attorney’s gross (not mere) negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable as long as the Letter of Credit remains outstanding.

(j)                                    In the event Lender shall incur any Letter of Credit Obligation, Borrower agrees to pay Lender all fees, charges and commissions of Lender with respect thereto which fees, charges and commissions may change from time to time without notice to Borrower.

(k)                                 In the event of any inconsistency between the terms and conditions contained in any Letter of Credit Application or any other document executed in connection with the Letter of Credit, the terms of this Agreement shall control.

Section 2.2                                    Issuance.  Provided that all conditions set forth in Section 6.1 hereof have been satisfied, Lender shall issue the Letter of Credit on behalf of Borrower.

Section 2.3                                    Interest; Payment of Interest.

(a)                                 Interest Rate.  Borrower shall pay interest to Lender on the aggregate outstanding Letter of Credit Obligations and all other Obligations at a floating rate per annum equal to the sum of (i) the Prime Rate and (ii) four percent (4%).  Accrued and unpaid interest on the Obligations shall be due and payable on the Maturity Date and thereafter upon demand by Lender.  No interest or fees shall accrue on undrawn amounts under the Letter of Credit.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b)                                 Default Interest.  If any of the Obligations are not paid when due, then (in lieu of the interest rate provided in Section 2.3(a) hereof) the Obligations shall bear interest at the Default Rate, from the date it was due to, but excluding, the date it is paid.  If any other Event of Default hereunder shall occur, then (in lieu of the interest rate provided in Section 2.3(a) hereof) the Obligations shall bear interest at the Default Rate, from the date of the occurrence of such Event of Default until such Event of Default is cured or is waived.

(c)                                  Determination of Rate.  Each change in the rate of interest shall become effective, without prior notice to Borrower, automatically as of the opening of business of Lender on the date of said change.  At any time that any Letter of Credit Obligations are outstanding, Lender shall notify Borrower of any change in Lender’s Prime Rate promptly following the public announcement of such change.

(d)                                 Timing of Interest.  Interest on the Letter of Credit Obligations and any portion thereof shall commence to accrue in accordance with the terms of this Agreement and the other Loan Documents as of the date of any payment under the Letter of Credit, notwithstanding whether Borrower received the benefit of such payments as of such date.  With regard to the repayment of the Letter of Credit Obligations, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by Lender.

(e)                                  No Setoff, Deductions, etc.  All payments hereunder shall be made without any deduction, abatement, set-off or counterclaim whatsoever, the rights to which are specifically waived by Borrower.

Section 2.4                                    Maturity Date; Payment of Obligations.  All of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date, together with all other charges, fees, expenses and other sums due and owing hereunder and under any other Loan Document.

Section 2.5                                    Payments.

(a)                                 Payments.  The entire unpaid principal amount of the Obligations shall be due and payable by Borrower to Lender on the Maturity Date as required under Section 2.4 hereof.  All payments on the Obligations under this Agreement by Borrower to or for the account of Lender shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by Borrower.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender at Lending Office in Dollars (or the U.S. Dollar Equivalent of obligations denominated in BRL) and in immediately available funds not later than 11:00 a.m. on the date such payment is due.  Funds received after 11:00 a.m. shall be treated for all purposes as having been received by Lender on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.  All payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including reasonable Attorney Costs) arising under the terms hereof; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against all Letter of Credit Obligations as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligations.

(b)                                 Increased Costs.  If, by any Change of Law, (i) Lender or its holding company or Lending Office shall be subject to any tax, duty or other charge with respect to any portion of the Obligations, or the basis of taxation of payments to Lender or its holding company or Lending Office of the principal of or interest on any portion of the Obligations shall change (except for changes in the rate of tax on the overall net income of Lender or its holding company or Lending Office, imposed by the jurisdiction in which Lender’s principal office or its holding company’s principal office or its Lending Office is located); (ii) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, deposit insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender or its Lending Office shall be imposed or deemed applicable or any other condition affecting any portion of the Obligations shall be imposed on Lender or its Lending Office or the secondary Eurodollar market; or (iii) Lender or its holding company or Lending Office is required to increase the amount of capital required to be maintained or the rate of return on capital to Lender, or its holding company or Lending Office, is reduced, and as a result of any of the foregoing there shall be any increase in the cost to Lender of making, funding or maintaining any portion of the Obligations, or there shall be a reduction in the amount received or receivable by Lender or its holding company or Lending Office, or in the rate of return to Lender or its holding company or Lending Office, then Borrower shall from time to time, upon written notice from and demand by Lender pay to Lender within five (5) Business Days after the date specified in such notice and demand, additional amounts sufficient to compensate Lender against such increased cost or diminished return (but provided that Lender is also charging such additional amounts to other borrowers similarly situated as Borrower).  A certificate as to the amount required to compensate Lender, submitted to Borrower by Lender, shall, except for manifest error, be final, conclusive and binding for all purposes.  The provisions of this Section shall survive repayment of the Obligations and cancellation of this Agreement.  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

Section 2.6                                    Lending Office.  Lender may: (a)  designate its principal office or a branch, subsidiary or Affiliate as its Lending Office (and the office to whose accounts payments are to be credited) for the Obligations and (b) change its Lending Office from time to time by notice to Borrower.

Section 2.7                                    Ranking of Obligations, Scope of Recourse; Security.

(a)                                 Priority Obligations.  The Obligations of Borrower shall be senior obligations of Borrower which Borrower hereby agrees to repay upon the terms and conditions set forth herein and in the other Loan Documents.  Nothing contained herein or in any other Loan Document shall be deemed to be a release, waiver, discharge or impairment of this Agreement or such other Loan Documents or a release of any Collateral, or shall preclude Lender from seeking to exercise its rights hereunder or under the Security Agreement and/or any other Loan Document or exercising any power of sale contained therein in case of any Event of Default.

(b)                                 Guaranty.  The Obligations of Borrower are guaranteed by Guarantor pursuant to the Guaranty.

(c)                                  Security.  The Obligations of Borrowers shall be secured equally and ratably by the Liens in the Pledged Account and the other collateral granted pursuant to the Security Agreement (collectively, the “Collateral”).

Section 2.8                                    Computation of Interest and Fees.  All computations of interest with respect to the Letter of Credit Obligations shall be made by Lender on the basis of a year of 360 days for the actual number of days (including the first day, but excluding the last day) in the

Interest Period for which such interest is payable; provided, however, that if such computation shall cause the amount of interest payable hereunder to exceed the Maximum Rate, all computations of interest shall be made upon the basis of a year of 365 or 366 days, as applicable.  Computations of fees hereunder shall be made by Lender on the basis of a year of 360 days for the actual number of days (including the first day, but excluding the last day) for the period calculated.

Section 2.9                                    Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any Obligation hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then: (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9) Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) Borrower shall make such deductions; and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by Borrower.  Without limiting the provisions of subparagraph (a) immediately above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by Borrower.  Borrower shall indemnify Lender, immediately upon demand therefor for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.9) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (except to the extent such penalties and interest have arisen as a result of Lender’s failure to pay such amounts in a timely manner).  A certificate as to the amount of such payment or liability delivered to Borrower by Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)                                  Tax Forms.  Any assignee hereunder of Lender shall deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such assignee becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower, but only if such assignee is legally entitled to do so), whichever of the following is applicable (it being understood and agreed that if Lender or its assignee is not a United States Person and fails to provide any such form as follows, Borrower shall not be required to make the increased payments):

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI or Form W-9;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code: (i) a certificate to the effect that such Foreign Lender is not: (1) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code; (2) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code; or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code; and (ii) duly completed copies of Internal Revenue Service Form W-8BEN; or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

The parties hereto understand and agree that the tax forms required to be provided by a Foreign Lender pursuant to this subparagraph (e) of this Section 2.9 shall establish a complete exemption from United States federal withholding tax with respect to payments required to be made hereunder by Borrower that is resident for tax purposes in the United States.

(f)                                   Treatment of Certain Refunds.  If Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(g)                                  FATCA.  If a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 2.10                             Absolute Liability of Borrower.  The liability of Borrower shall be absolute and unconditional and without regard to the liability of any other Person.  Furthermore, Borrower covenants and agrees that its agreement to be liable hereunder is made notwithstanding the fact that Borrower shall not receive any of the proceeds of the Letter of Credit.

Section 2.11                             Issuance Fee.  Borrower shall pay to Lender, on the Closing Date, an issuance fee equal to $646,468.  Such fee shall be deemed fully earned on the Closing Date and non-refundable, notwithstanding that Borrower shall not receive any of the proceeds of the Letter of Credit.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

To induce Lender to issue the Letter of Credit hereunder, Borrower represents and warrants to Lender that:

Section 3.1                                    Organization, Power and Authority.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware; has full power and authority and legal right and all governmental licenses, consents, and approvals necessary to own and operate its properties and carry on its business as now conducted; and is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, in each case with such exceptions as would not reasonably be expected to have a Material Adverse Effect.

Section 3.2                                    Company Action.  Borrower has all necessary or other power and authority to execute, deliver and perform this Agreement and the Loan Documents to which it is a party, and to perform all obligations arising or created under this Agreement and the Loan Documents to which it is a party; the execution, delivery and performance by Borrower of this Agreement and the Loan Documents to which it is a party, and all obligations arising or created under this Agreement and the Loan Documents to which it is a party, have been duly authorized by all necessary and appropriate corporate or other action on its part; and this Agreement and the Loan Documents to which it is a party have each been duly and validly executed and delivered by Borrower.

Section 3.3                                    Legal Right.  Borrower has all requisite legal right (a) to execute and deliver this Agreement and the Loan Documents applicable to Borrower, together with all other documents contemplated herein to be executed by Borrower, and to consummate the transactions and perform the Obligations hereunder and thereunder, and (b) to own Borrower’s properties and assets, in each case, except where the failure to have such legal right would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4                                    No Conflicts or Consents; Compliance with Legal Requirements.  None of the execution and delivery of this Agreement or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with (a) the Borrower’s Constituent Instruments, (b) any Legal Requirement to which Borrower is subject or any judgment, license, order, or permit applicable to Borrower, except where the contravention or conflict with such Legal Requirement or judgment, license, order, or permit or would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (c) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Borrower is a party or by which Borrower may be bound, or to which Borrower may be subject, except where the contravention or conflict with such indenture, mortgage, deed of trust, or other material agreement or instrument would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by Borrower of this Agreement or the Loan Documents applicable to Borrower or to consummate the transactions contemplated hereby or thereby.

Section 3.5                                    Enforceable Obligations.  This Agreement and the other Loan Documents to which a Borrower is a party are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject only to Debtor Relief Laws and general principles of equity (regardless of whether enforcement is sought by proceeds in equity or at law).

Section 3.6                                    Financial Statements.  The financial statements of Borrower dated as of September 30, 2013 (which include a balance sheet, income and expense statement and statement of contingent liabilities), have heretofore been delivered to Lender and are true and correct in all material respects, fairly present the financial condition of Borrower as of the date thereof, and no material adverse change has occurred in the financial condition of Borrower or the Collateral since the date thereof.

Section 3.7                                    No Untrue Statement; Absence of Undisclosed Liabilities.

(a)                                 No Untrue Statement.  Neither this Agreement nor any other document, certificate or statement furnished to Lender by Borrower, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading or incomplete. No representation or warranty of Borrower contained herein or made hereunder and no report, statement, certificate, schedule or other document furnished or to be furnished by Borrower in connection with the transactions contemplated by this Agreement and any Loan Document contains or will contain a misstatement of a material fact or omits or will omit to state a material fact required to be stated therein in order to make any statement contained therein, in light of the circumstances under which it is made, not misleading; each representation and warranty shall survive the execution and delivery of the Loan Documents and the issuance of the Letter of Credit.

(b)                                 Absence of Undisclosed Liabilities.  Borrower has no Indebtedness other than (i) the Obligations, and (ii) the liabilities and obligations set forth in Borrower’s financial statements previously delivered to Lender as described in Section 3.6 hereof.

Section 3.8                                    No Litigation.  There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrower, threatened, against Borrower or the Collateral that would reasonably be expected to result in a Material Adverse Effect.

Section 3.9                                    Taxes.  Subject to any right of extension, all federal and material state and local tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes, assessments, fees, and other governmental charges upon Borrower or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon.  There is no proposed tax assessment against Borrower or any basis for such assessment which is material and is not being contested in good faith.

Section 3.10                             Chief Executive Office; Records.  The chief executive office of Borrower and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been and will continue to be at Borrower’s office at 430 Park Avenue, 6th Floor, New York, New York 10022 (unless Borrower notifies Lender in writing promptly following the date of such change).  Borrower’s federal taxpayer’s identification number is 90-0860047.

Section 3.11                             Compliance with Legal Requirements.  To the best of Borrower’s knowledge, Borrower is in compliance in all material respects with all material Legal Requirements which are applicable to Borrower or its assets or properties.  The transactions described in the Loan Documents shall be pursuant to the provisions of all applicable Legal Requirements and will not conflict with such Legal Requirements.

Section 3.12                             Anti-money Laundering.  Borrower is not a person (a) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 3.13                             Foreign Trade Regulations.  Borrower is not (a) a person included within the definition of “designated foreign country” or “national” of a “designated foreign country” in Executive Order No. 8389, as amended, in Executive Order No. 9193, as amended, in the Foreign Assets Control Regulations (31 C.F.R., Chapter V, Part 500, as amended), in the Cuban Assets Control Regulations of the United States Treasury Department (31 C.F.R., Chapter V, Part 515, as amended) or in the Regulations of the Office of Alien Property, Department of Justice (8 C.F.R., Chapter II, Part 507, as amended) or within the meanings of any of the said

Orders or Regulations, or of any regulations, interpretations, or rulings issued thereunder, or in violation of said Orders or Regulations or of any regulations, interpretations or rulings issued thereunder; or (b) an entity listed in Section 520.101 of the Foreign Funds Control Regulations (31 C.F.R., Chapter V, Part 520, as amended).

Section 3.14                             Solvency.  Borrower has not entered into the transactions hereunder or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and has received reasonably equivalent value in exchange for its obligations hereunder and under the Loan Documents.  On the date of the issuance of the Letter of Credit, Borrower is and will be Solvent.

Section 3.15                             No Setoff.  There exists no right of setoff, deduction or counterclaim on the part of Borrower against Lender or any of Lender’s Affiliates.

ARTICLE IV
AFFIRMATIVE COVENANTS

So long as any portion of the Obligations remain outstanding hereunder, and until payment in full of the Obligations under this Agreement and the other Loan Documents, Borrower agrees that, unless Lender shall otherwise consent in writing:

Section 4.1                                    Reports and Notices; Access.  Borrower covenants and agrees that Borrower (i) shall keep and maintain complete and accurate books and records, and (ii) shall permit Lender and any authorized representatives of Lender to have access to and to inspect and examine (and to take notes with respect to) the books and records, any and all accounts, data and other documents of Borrower at all reasonable times upon the giving of reasonable notice of such intent.  Borrower shall also provide to Lender, within ten (10) days of Lender’s request therefor, such financial statements and evidence of expenses and earnings as are kept by Borrower and other documentation and information of Borrower as Lender may reasonably request.  Furthermore, upon the occurrence and during the continuation of an Event of Default, Lender shall have the right, at any time and from time to time to audit the books and records of Borrower.  In the event that Lender audits any such books and records, Lender shall have the right, in its sole discretion, to choose the auditor.  Borrower shall be obligated to pay for the reasonable cost of any such audit.  In addition, Borrower shall deliver to Lender the following:

(a)                                 Commencement of Certain Actions.  Promptly after the commencement thereof, written notice of any action or proceeding relating to Borrower or the Collateral by or before any court, governmental agency or arbitral tribunal as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would have a Material Adverse Effect.

(b)                                 Additional Information.  Such other information relating to Borrower or the Collateral, as Lender may from time to time reasonably request.

Section 4.2                                    Insurance.  Borrower shall maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types with such insurers (rated A- or higher by AM Best) as are customarily carried by companies similar in size and nature.

Section 4.3                                    Payment of Taxes.  Borrower shall pay and discharge all Taxes imposed upon Borrower, upon its income or profits, or upon any property belonging to Borrower before delinquent, if such failure would have a Material Adverse Effect; provided, however, that Borrower shall not be required to pay any such Tax if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established as determined by Lender in its reasonable discretion.

Section 4.4                                    Maintenance of Existence and Rights; Ownership.  Borrower shall preserve and maintain its existence as a corporation, limited liability company or limited partnership, as applicable, in its state of organization and all of its privileges and rights in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would have a Material Adverse Effect.

Section 4.5                                    Notices.  Borrower shall provide to Lender:

(a)                                 as soon as possible, and in any event within three (3) Business Days after the receipt of actual knowledge of the occurrence of a Potential Default or Event of Default continuing on the date of such statement, a statement of Borrower setting forth the details of such Potential Default or Event of Default, and the action which Borrower proposes to take with respect thereto;

(b)                                 promptly upon receipt of actual knowledge of the commencement thereof, written notice of (i) any change to Borrower, Guarantor or the Collateral that would have a Material Adverse Effect, or (ii) any action or proceeding relating to Borrower, Guarantor or the Collateral by or before any court, governmental agency or arbitral tribunal as to which, if adversely determined, would result in a Material Adverse Effect;

(c)                                  promptly upon receipt of actual knowledge thereof, written notice of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (i) any default under any material agreement, contract, or other instrument to which Borrower or Guarantor or any of Borrower’s or Guarantor’s properties is a party or by which any of Borrower’s or Guarantor’s properties are bound and which remains uncured beyond the expiration of the applicable grace period, if any, or any acceleration of the maturity of any Indebtedness owing by Borrower or Guarantor; and (ii) any uninsured claim against or affecting Borrower, Guarantor or any of Borrower’s or Guarantor’s properties; and

(d)                                 promptly, and in any event within two (2) Business Days after knowledge thereof, the intention of Borrower or any of its Subsidiaries to enter into any transaction described in Section 4.9(c) hereof.

Section 4.6                                    Compliance with Law.  Borrower shall comply in all material respects with all material Legal Requirements applicable to Borrower.

Section 4.7                                    Authorizations and Approvals.  Borrower shall promptly obtain, from time to time at Borrower’s own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable Borrower to comply in all material respects with Borrower’s Obligations.

Section 4.8                                    Listing.  Borrower shall maintain the quotation of its common stock on the The Nasdaq Global Select Market and shall comply in all material respects with Borrower’s reporting, filing and other obligations with the SEC.

Section 4.9                                    Pledged Account.

(a)                                 Borrower shall keep and maintain, at all times, at least $15,000,000 in cash in the Pledged Account.

(b)                                 If, at any time, the U.S. Dollar Equivalent of BRL150,000,000 exceeds $72,600,000, Borrower shall deposit cash into the Pledged Account in the amount of such excess within two (2) Business Days thereof.

(c)                                  Upon the receipt by Borrower or any of its Subsidiaries of Net Cash Proceeds from (i) the incurrence of any Indebtedness by Borrower or any of its Subsidiaries (other than Indebtedness owing from one Subsidiary to another Subsidiary) or (ii) an IPO or the issuance of Equity Interests by Borrower or any of its Subsidiaries after the Closing Date (other than Net Cash Proceeds received from the issuance or sale of any Equity Interests under any stock option or employee incentive plans), within one (1) Business Day of receipt thereof, Borrower shall deposit to the Pledged Account an amount equal to the lesser of (A) one hundred percent (100%) of such Net Cash Proceeds and (B) the outstanding amount of the Obligations.

ARTICLE V
NEGATIVE COVENANTS

So long as any portion of the Obligations remain outstanding hereunder, and until payment and performance in full of the Obligations under this Agreement and the other Loan Documents, Borrower agrees that, without the prior express written consent of Lender in its sole and absolute discretion:

Section 5.1                                    Indebtedness.  Borrower shall not incur any Indebtedness other than (a) the Obligations hereunder, (b) intercompany Indebtedness between Borrower and any of its Subsidiaries, (c) debt in the form of customer deposits and advance payments received in the ordinary course of business from customers for services purchased in the ordinary course of business, (d) trade or accounts payable and/or similar obligations, and accrued expenses, incurred in the ordinary course of business, other than for borrowed money, (e) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (f) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations of such Person, in each case incurring in the ordinary course of business; (g) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, (h) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and (i) guarantees of Indebtedness of the Subsidiaries of Borrower in an aggregate principal amount not to exceed $15,000,000 at any time.

Section 5.2                                    Liens.  Borrower shall not create or suffer to exist any Lien, or cause any other Person to create or suffer to exist any Lien, upon any of the Collateral other than (a) Liens granted to Lender to secure the Obligations, (b) Liens on any of Borrower’s property or assets granted in favor of any Subsidiary to secure intercompany Indebtedness, (c) Liens arising out of a conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business, (d) Liens incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of money), (e) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects and incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of Borrower and its Subsidiaries on the properties subject thereto, (f) Liens incurred in connection with a cash management program established in the ordinary course of business, (g) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (h) leases, licenses, subleases and sublicenses of assets in the ordinary course of business, (i) pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of business or operations as Liens only for debt to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists, (j) Taxes, assessments or other governmental liens not yet due or payable or the payment of which is not at the time required, (k) workers’ compensation, unemployment insurance and social security or retirement legislation liens, (l) involuntary Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(g), and (m) statutory Liens of landlords and Liens of suppliers, carriers, warehousemen, mechanics, material men and other similar Liens incurred in the ordinary course of business, so long as in the case of any such Lien, the obligation secured thereby is not yet due and payable  or the payment of which is being contested in good faith in appropriate proceedings and for which appropriate reserves therefor are determined in accordance with GAAP, as applicable.

Section 5.3                                    Restricted Payments.  Borrower shall not declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, or purchase, redeem or otherwise acquire for value any of its Equity Interests, or any warrants, rights or options to acquire such Equity Interests, now or hereafter outstanding.  Notwithstanding the foregoing, this Section 5.3 does not prohibit:

(a)                                 the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(b)                                 payments of cash, dividends, distributions, advances or other Distributions by Borrower to allow the payment of cash in lieu of issuing fractional shares upon (i) the exercise of options or warrants or (ii) the exchange or conversion of Equity Interests of any such Person; and

(c)                                  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Borrower held by any current or former officer, director, employee or consultant of Borrower or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,000,000 during the term of this Agreement.

Section 5.4                                    Mergers or Dispositions.  Borrower shall not liquidate, dissolve, terminate or otherwise cease its operations, merge into, or consolidate with, any other Person, or Dispose of any of its assets to any other Person, except that any Person may merge or consolidate with and into Borrower so long as Borrower is the surviving corporation and no Change of Control occurs as a result of such merger or consolidation.

Section 5.5                                    Constituent Instruments.  Borrower shall not change the organizational structure of Borrower or otherwise materially change, materially amend or materially modify any of the Constituent Instruments of Borrower.

Section 5.6                                    Sale and Leaseback Transactions.  Borrower shall not enter into any arrangement with any Person providing for the leasing by Borrower of real or personal property which has been or is to be sold or transferred by Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower, as the case may be.

Section 5.7                                    Affiliate Transactions.  Except as disclosed in the Exchange Act Filings and any compensation paid by Borrower to Robert F.X. Sillerman in connection with the Guaranty, Borrower shall not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, unless the terms of such transaction are upon fair and reasonable terms no less favorable to Borrower or such Affiliate than would obtain in a comparable arm’s length transaction with a Person not an Affiliate, without the prior written consent of Lender, or enter into any modification or amendment to any such contract, agreement or other arrangement not approved by Lender in accordance with this Section 5.7.

ARTICLE VI
CONDITIONS PRECEDENT TO ISSUANCE OF LETTER OF CREDIT

Section 6.1                                    Conditions to Issuance of Letter of Credit.  The obligation of Lender to issue the Letter of Credit hereunder on the Closing Date is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)                                 Agreement.  Lender shall have received this Agreement duly executed and delivered by Borrower.

(b)                                 Letter of Credit Application.  Lender shall have received the Letter of Credit Application duly executed and delivered by Borrower.

(c)                                  Security Agreement; Collateral.  Lender shall have received the Security Agreement duly executed and delivered by Borrower.  Lender shall have been granted a fully perfected, first priority security interest in the Collateral which shall continue to be in effect as of, and after, the Closing Date.

(d)                                 Guaranty.  Lender shall have received the Guaranty duly executed and delivered by Guarantor.

(e)                                  Opinion.  Lender shall have received the legal opinion from the counsel to Borrower, in form and substance satisfactory to Lender.

(f)                                   Performance and Compliance.  Borrower and Guarantor shall have performed and complied with all agreements and conditions in this Agreement and the Loan Documents which are required to be performed or complied with by Borrower and Guarantor, as the case may be, on or prior to the Closing Date.

(g)                                  Collateral Account.  Borrower shall have deposited at least Fifteen Million ($15,000,000) in the Pledged Account.

(h)                                 Bank and Brokerage Statements.  Lender shall have received copies of Guarantor’s most recent bank and brokerage statements evidencing, on a combined basis, Unencumbered Liquid Assets (as defined in the Guaranty) maintained at Lender and/or Affiliates of Lender of not less than Ten Million Dollars ($10,000,000).

(i)                                     Fees; Costs and Expenses.  Lender shall have received payment of all fees and expenses of Lender in connection with the issuance of the Letter of Credit and other amounts due and payable by Borrower on or prior to the date hereof, including the issuance fee described in Section 2.11 hereof and reimbursement or payment of all reasonable expenses required to be reimbursed or paid by Borrower hereunder, including reasonable Attorney Costs of Lender’s counsel, Loeb & Loeb LLP.

(j)                                    Other Approvals and Documents.  Lender shall have received such other approvals, certificates, instruments and documents as it may have reasonably requested from Borrower.

(k)                                 Representations and Warranties.  All of the representations and warranties of Borrower and Guarantor herein or in any other Loan Document are and will be true and correct in all material respects both immediately before and after giving effect to the issuance of the Letter of Credit, except to the extent such representations and warranties relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(l)                                     Default.  No Event of Default or Potential Default shall have occurred and be continuing both immediately before and after giving effect to the issuance of the Letter of Credit.

ARTICLE VII
EVENTS OF DEFAULT; REMEDIES

Section 7.1                                    Events of Default.  An Event of Default shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:

(a)                                 Failure to Pay.  Borrower shall fail to pay when due: (i) any of the Letter of Credit Obligations; or (ii) any fee, interest on the Obligations, expense, or other payment required hereunder;

(b)                                 Failure to Perform Certain Acts.  Borrower shall fail to perform or observe any of the terms, covenants, conditions or provisions of Sections 4.3 4.4, 4.6, 4.8 and 4.9 and Article V hereof;

(c)                                  Failure to Perform Generally.  Borrower shall fail to perform or observe any other covenant, agreement or provision to be performed or observed under this Agreement or any other Loan Document applicable to it, and such failure shall not be rectified or cured to Lender’s satisfaction within thirty (30) days after written notice thereof by Lender to Borrower;

(d)                                 Misrepresentation.  Any representation or warranty of Borrower in any Loan Document or any amendment to any thereof shall prove to have been false or misleading in any material respect at the time made or intended to be effective;

(e)                                  Cross-Defaults, etc.  (i) Borrower shall default in any payment of Indebtedness to Lender or any Affiliate of Lender (excluding any such payment which is specifically governed by subparagraph (a) above of this Section 7.1) or any payment of other Indebtedness payable to any other Person, in each case, beyond any period of grace or forbearance provided with respect thereto; (ii) Guarantor shall default in any payment of Indebtedness to Lender or any Affiliate of Lender or any payment of other Indebtedness in excess of $500,000 payable to any other Person, in each case, beyond any period of grace or forbearance provided with respect thereto; (iii) Borrower shall default in the performance of any other agreement, term or condition contained in any agreement under which any Indebtedness to Lender or any Affiliate of Lender or any other Indebtedness payable to any other Person in excess of $500,000 is created if the effect of such default is to cause, or to permit the holder or holders of such Indebtedness (or any representative on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity (unless such default shall be expressly waived by the holder or holders of such Indebtedness or an authorized representative on their behalf) or any demand is made for payment of any Indebtedness to Lender any Affiliate of Lender or any other Person in excess of $500,000 which is due on demand and such demand is not honored within the time period required; or (iv) Guarantor shall default in the performance of any other agreement, term or condition contained in any agreement under which any Indebtedness to Lender or any Affiliate of Lender or any other Indebtedness in excess of $500,000 payable to any other Person is created if the effect of such default is to cause, or to permit the holder or holders of such Indebtedness (or any representative on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity (unless such default shall be expressly waived by the holder or holders of such Indebtedness or an authorized representative on their behalf) or any demand is made for payment of any Indebtedness to Lender any Affiliate of Lender or any other Person in excess of $500,000 which is due on demand and such demand is not honored within the time period required;

(f)                                   Bankruptcy, etc.  Borrower or Guarantor shall: (A)(i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its Indebtedness as it becomes due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any other action for the purpose of effecting any of the foregoing; and/or (B) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Borrower or Guarantor or appointing a receiver, custodian, trustee, intervenor, or liquidator of Borrower or Guarantor, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(g)                                  Judgments.  A final judgment or order for the payment of money in excess of $500,000 which shall not be fully covered by insurance shall be rendered against Borrower or Guarantor, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of sixty (60) consecutive days and which judgment shall have a Material Adverse Effect in Lender’s reasonable opinion;

(h)                                 Repudiation in General, etc.  This Agreement or any other Loan Document shall, at any time after their respective execution and delivery and for any reason whatsoever, cease to be in full force and effect or shall be declared to be null and void (other than by any action on behalf of Lender), or the validity or enforceability thereof shall be contested by Borrower or Guarantor; or Borrower or Guarantor shall improperly deny that they have any further liability or obligation under this Agreement or any of the Loan Documents to which such Person is a party;

(i)                                     Assignments.  If Borrower or Guarantor attempt to assign their rights and obligations under this Agreement or any of the other Loan Documents applicable to it or any interest herein or therein;

(j)                                    Execution and Attachment.  A writ of execution or attachment or any similar process shall be issued or levied against all or any part of or interest in any of the properties or assets of Borrower or Guarantor which shall have a Material Adverse Effect, or any judgment involving monetary damages shall be entered against Borrower or Guarantor which shall become a Lien on its properties or assets or any portion thereof or interest therein, which shall have a Material Adverse Effect, and such execution, attachment or similar process is not released, bonded, satisfied, vacated or stayed within thirty (30) days after its entry or levy;

(k)                                 Seizure.  Seizure or foreclosure of any of the properties or assets of Borrower or Guarantor pursuant to process of law or by respect of legal self-help, and which shall have a Material Adverse Effect, unless said seizure or foreclosure is stayed or bonded in full within sixty (60) days after the occurrence of same;

(l)                                     Lien.  Failure of Lender to have a valid and perfected first-priority Lien on the Collateral;

(m)                             Change of Control.  A Change of Control shall occur; or

(n)                                 Guarantor Event of Default.  An “Event of Default” shall occur under and as defined in the Guaranty.

Section 7.2                                    Remedies.

(a)                                 General.  If an Event of Default shall have occurred and be continuing, then Lender may at any time thereafter: (i)  demand payment and declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable with interest, advances, out-of-pocket costs and Attorney Costs (including those for appellate proceedings), without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which Borrower hereby expressly waives anything contained herein or in any other Loan Document to the contrary notwithstanding; and/or (ii) exercise any right, privilege, or power set forth herein and in any Loan Document; and/or (iii) without notice of default or demand, pursue and enforce any of Lender’s rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Legal Requirement or agreement.

(b)                                 Certain Further Rights.  If an Event of Default shall occur and be continuing, Lender may exercise in addition to all other rights and remedies granted to it in this Agreement (including, without limitation, the right of set-off) and in any other instrument or agreement securing, evidencing or relating to Borrower’s Obligations, all rights and remedies of under any applicable law.

(c)                                  Lender; Cumulative Rights.  Upon the occurrence and continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower, Guarantor or the Collateral under any of the other Loan Documents executed and delivered by, or applicable to, any of them, as the case may be, or at law or in equity, may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein, or by statutes or in the other Loan Documents.  It is the intention of the parties hereto that no right or remedy hereunder is exclusive of any other right or remedy or remedies, and that each and every such right or remedy shall be in addition to any other right or remedy given hereunder under the Loan Documents or now or hereafter existing at law or in equity or by statute.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, all rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations and the Obligations have been paid in full.

(d)                                 Crediting of Monies Recovered.  Any amounts recovered from Borrower or any other Person after an Event of Default shall be applied by Lender toward the payment of any interest and/or principal of the Obligations and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e)                                  No Duty to Mitigate Damages.  Other than in respect of its own gross negligence or willful misconduct, Lender shall not be required to do any act whatsoever or exercise any diligence whatsoever to mitigate any damages if any Event of Default shall occur and be continuing hereunder.

(f)                                   No Additional Waiver Implied by One Waiver.  In the event any agreement, warranty, representation or covenant contained in this Agreement or any Loan Document applicable to it shall be breached by Borrower and thereafter waived by Lender, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.  The failure or delay of Lender to require performance by Borrower of any provision of this Agreement or any other Loan Document shall not affect its right to require performance of such provision unless and until such performance has been waived in writing by Lender in accordance with the terms hereof.

(g)                                  IMMEDIATE DEMAND FOR PAYMENT.  Notwithstanding anything to the contrary contained herein, in the event that any Event of Default under Section 7.1(f) shall have occurred, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                    Amendments.  Neither this Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by Lender, on the one hand, and Borrower on the other hand.

Section 8.2                                    Setoff.  In addition to any rights and remedies of Lender provided by law or equity, Lender and any assignee of Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Lender or such assignee to or for the credit or the account of Borrower against any and all of the

Obligations owing to Lender or such assignee, now or hereafter existing, irrespective of whether or not Lender or such assignee shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured.  Lender and any such assignee agrees promptly to notify Borrower after any such setoff and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 8.3                                    Waiver.  No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right.  The rights of Lender hereunder and under the Loan Documents shall be in addition to all other rights provided by law.  No modification or waiver of any provision of this Agreement or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.  Subject to the terms of the Loan Documents, Lender (pursuant to the terms hereof) and Borrower may from time to time enter into agreements amending or changing any provision of this Agreement or the rights of Lender or Borrower hereunder, or may grant waivers or consents to a departure from the due performance of the Obligations of Borrower hereunder.

Section 8.4                                    Payment of Expenses.  Borrower agrees: (i) to pay or reimburse Lender for all reasonable costs and reasonable expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, all reasonable Attorney Costs of one firm of counsel and one firm of local counsel in each applicable jurisdiction; and (ii) to pay or reimburse Lender for all costs and expenses (except for Attorney Costs incurred if Borrower shall prevail in a finally adjudicated litigation) incurred in connection with the protection and preservation of the Collateral or the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including, without limitation, all reasonable Attorney Costs of one firm of counsel and one firm of local counsel in each applicable jurisdiction.  The foregoing costs and expenses shall include all search, filing, recording, and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender, in each case at such times as are reasonable.  All amounts due under this Section 8.4 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section shall survive the repayment of all Obligations.

Section 8.5                                    Indemnification by Borrower.  Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify, save and hold harmless Lender and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, Guarantor or any Affiliate of Borrower or Guarantor; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, the Obligations, the use or contemplated use of the Letter of Credit, or the relationship of Borrower, Guarantor and Lender under this Agreement or any other Loan Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clauses (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including, without limitation, reasonable Attorney Costs of one firm of counsel and one firm of local counsel in each applicable jurisdiction) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding; provided that no Indemnitee shall be entitled to indemnification for any claim, demand, action, cause of action or proceeding, determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from its own gross negligence, bad faith or willful misconduct or for any loss asserted against it by another Indemnitee, or from Lender’s breach of its obligations under the Loan Documents.  No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 8.5 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section shall survive the repayment of all Obligations.

Section 8.6                                    Notice.

(a)                                 Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below, and if such day is not a Business Day, delivery shall be deemed to have been made on the next succeeding Business Day; (b) if by mail, on the day on which it is received by the receiving party after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (c) if by Federal Express or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; or (d) if by telephone, on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses, facsimile numbers or telephone numbers:

(i)                                     If to Borrower, at:

SFX Entertainment, Inc.
430 Park Avenue, 6th Floor
New York, New York 10022
Attention:                                         Howard Tytel, General Counsel
Telephone:                                   (646) 561-6385
Fax:                                                                       (646) 417-7393

(ii)                                  If to Lender, at:

Deutsche Bank AG, New York Branch
345 Park Avenue, 14th Floor
New York, New York 10154
Attention:                                         Corey Kozak
Telephone:                                   (212) 454-1084
Fax:                                                                       (646) 867-1802

with a copy to (which will not constitute notice to Lender):

Deutsche Bank AG, New York Branch
60 Wall Street, 41st Floor
New York, New York 10005
Attention:                                         Lauryn Hart, Director and Counsel
Telephone:                                   (212) 250-8229
Fax:                                                                       (212) 797-3363

and with a copy to (which will not constitute notice to Lender):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention:                                         Kevin M. Eisenberg, Esq.
Telephone:                                   (212) 407-4123
Fax:                                                                       (212) 504-9579

(b)                                 Any party may change its address, facsimile number or telephone number for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 8.6.  When determining the prior days’ notice required for any notice to be provided by Borrower, the day the notice is delivered to Lender shall not be counted, but the day of relevant action shall be counted.  All communications shall be in the English language.

Section 8.7                                    Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the laws of the State of New

York without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law).

Section 8.8                                    Waiver of Trial by Jury; No Marshalling of Assets.  BORROWER AND LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER AND LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Furthermore, Borrower hereby waives any defense or claim based on marshalling of assets or election of remedies or guaranties.

Section 8.9                                    Submission To Jurisdiction; Waivers.  Borrower hereby submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which Borrower is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof.  Borrower consents that any such action or proceeding may be brought in such courts and Borrower waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

Section 8.10                             Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.  If any provision of this Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

Section 8.11                             Entirety.  The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

Section 8.12                             Successors and Assigns.

(a)                                 In General; Borrower Assignment, etc.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of Borrower’s rights or Obligations hereunder without the prior written consent of Lender and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except in accordance with the provisions of clause (b) of this Section 8.12.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignment; Participations.  Lender may assign without the consent of Borrower (except as provided in the last sentence hereof), to any of Lender’s Affiliates, or the Federal Reserve Bank of New York, or one or more banks or other entities, or all or a portion of its rights under this Agreement and the Loan Documents.  Lender and any assignee shall make all appropriate adjustments in payments under this Agreement for periods prior to such effective date directly between themselves.  In the event of an assignment of all or any portion of its rights hereunder, Lender may transfer and deliver all or any of the property then held by it as security for Borrower’s Obligations hereunder to the assignee and the assignee shall thereupon become vested with all the powers and rights herein given to Lender with respect thereto.  After any such assignment or transfer, Lender shall be forever relieved and fully discharged from any liability or responsibility in the matter with respect to the property transferred, and Lender shall retain all rights and powers hereby given with respect to property not so transferred.  Lender may, without the prior consent of Borrower, sell participations to any of Lender’s Affiliates or the Federal Reserve Bank of New York, or one or more banks or other entities, in or to all or a portion of the Obligations; provided, however, that in such case Lender shall remain the holder of this Agreement and the Obligations and accordingly Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights under this Agreement and the Loan Documents.  Lender may, in connection with any assignment or participation or proposed assignment or proposed participation, disclose to the assignee or participant or proposed assignee or proposed participant any Information relating to Borrower furnished to Lender by or on behalf of Borrower, provided, that, prior to any such disclosure, the assignee or participant or proposed assignee or proposed participant shall agree to preserve the confidentiality of any Information related to Borrower received by it from Lender as provided in Section 8.18 hereof.

Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release Lender from any of its obligations under this Agreement or any other Loan Document or substitute any such pledgee or assignee for Lender as a party to this Agreement or any other Loan Document.

Section 8.13                             Maximum Interest, No Usury.  Regardless of any provision contained in any of the Loan Documents, Lender shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Lender ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to Borrower.  In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

Section 8.14                             Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

Section 8.15                             Patriot Act Notice.  Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

Section 8.16                             Multiple Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement may be executed and delivered by facsimile or other electronic transmission all with the same force and effect as if same were a fully executed and delivered original manual counterpart.

Section 8.17                             Confidentiality.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its Affiliates’ respective partners, directors, officers, employees, representatives, advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority (and, in respect thereof, Lender shall use its reasonable efforts to so notify Borrower of any such request within ten (10) days of receipt by Lender of such request, it being understood and agreed that the failure by Lender to so notify Borrower shall not constitute a breach by Lender hereunder); (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process (and, in respect thereof, Lender shall use its reasonable efforts to so notify Borrower of its receipt of a subpoena or other similar legal notice within ten (10) days of such receipt by Lender, it being understood and agreed that the failure by Lender to so notify Borrower shall not constitute a breach by Lender hereunder); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 8.17, to: (i) pursuant to Section 8.12(b) hereof, any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any Swap Contract or other credit derivative transaction relating to obligations of the Borrower; (g) with the consent of Borrower; or (h) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section 8.17 or (y) becomes available to Lender on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section 8.17, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by such Person.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.18                             Construction; Conflict with Other Loan Documents.  Borrower acknowledges that it and its counsel have reviewed and revised the Agreement and the Loan Documents, and that the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any other Loan Document or any amendments or exhibits thereto. To the extent the terms of this Agreement conflict with the terms of any other Loan Document to which Borrower is a party, the terms hereof shall govern, provided that, nothing herein shall limit the terms of any other Loan Document to the extent such terms are more detailed than the terms hereof or otherwise add additional provisions which are not expressly set forth otherwise herein.

Section 8.19                             Further Assurances.  Lender and Borrower shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement and the other Loan Documents or any other documents, agreements, certificates and instruments to which Borrower is a party or by which Borrower is bound in connection with this Agreement.

Section 8.20                             Treatment of Certain Information.  Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower (in connection with this Agreement or otherwise) by Lender or by one or more Affiliates of Lender, and Borrower hereby authorizes Lender to share any information delivered to Lender by Borrower pursuant to this Agreement, or in connection with the decision of Lender to enter into this Agreement, to any such Affiliate of Lender.  Lender hereby agrees to provide notice to Borrower when it shares such information.

[Remainder of Page Intentionally Left Blank.
Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

SFX ENTERTAINMENT, INC.

By:	/s/ Sheldon Finkel
	Name:	Sheldon Finkel
	Title:	Vice Chairman

LENDER:

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Corey Kozak
	Name:	Corey Kozak
	Title:	Vice President

By:	/s/ Kirk Stafford
	Name:	Kirk Stafford
	Title:	Vice President

SIGNATURE PAGE TO
LETTER OF CREDIT AND
REIMBURSEMENT AGREEMENT

STATE OF NEW YORK	)
) SS.:
COUNTY OF NEW YORK	)

On the 6th day of December, 2013, before me, the undersigned, a notary public in and for said state, personally appeared Sheldon Finkel, the Vice Chairman of SFX Entertainment, Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Alyson G. Muldoon
Notary Public

NOTARY PAGE TO
LETTER OF CREDIT
REIMBURSEMENT AGREEMENT